FIRST NILES FINANCIAL, INC.
                      ANNOUNCES 4% STOCK REPURCHASE PROGRAM


     NILES, OHIO, January 28, 2000 - First Niles Financial, Inc., the holding company for Home Federal Savings and Loan Association of Niles, announced its intention today to repurchase up to 4% of its outstanding shares. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions.

William L. Stephens, Chairman of the Board, President and Chief Executive Officer of the Company, stated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock, and the strong capital position of Home Federal Savings and Loan Association of Niles. The repurchased shares will become treasury shares and will be used to fund the issuance of shares granted under the Company's Recognition and Retention Plan, as well as for other general corporate purposes, including the exercise of options.

During the fourth quarter of 1999 the Company completed the repurchase of 5% of its outstanding shares as initially announced in May, 1999. At December 31, 1999 the Company had 1,729,849 shares outstanding. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol "FNFI". As of January 27, 2000, the shares traded at approximately $11.13 per share.


FOR MORE INFORMATION CONTACT                             FOR IMMEDIATE RELEASE
Lawrence Safarek, Vice President                         Date: January 28, 2000
at (330) 652-2539